                                                                   EXHIBIT 10.58

*_______* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Secretary of Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.


                   AMENDED AND RESTATED COLLABORATIVE RESEARCH
                              AND LICENSE AGREEMENT


                                     BETWEEN


                        IDEC PHARMACEUTICALS CORPORATION


                                       AND


                            SMITHKLINE BEECHAM P.L.C.

                   AMENDED AND RESTATED COLLABORATIVE RESEARCH
                              AND LICENSE AGREEMENT
          IDEC PHARMACEUTICALS CORPORATION---SMITHKLINE BEECHAM P.L.C.

                                TABLE OF CONTENTS
                                                                                           Page
1.   DEFINITIONS.............................................................................4

2.   LICENSE GRANT...........................................................................7

3.   SUPPLY OF COMPOUND AND RELATED KNOW-HOW AND STUDIES.....................................7

4.   DEVELOPMENT AND COMMERCIALIZATION RIGHTS................................................9

5.   ROYALTIES..............................................................................10

6.   TERM, TERMINATION AND RIGHTS ON TERMINATION............................................11

7.   EXCHANGE OF INFORMATION AND CONFIDENTIALITY............................................12

8.   PATENT PROSECUTION.....................................................................12

9.   PATENT LITIGATION......................................................................13

10.  STATEMENTS AND REMITTANCES; AUDIT......................................................15

11.  WARRANTIES, REPRESENTATIONS, INSURANCE AND INDEMNIFICATIONS............................15

12.  FORCE MAJEURE..........................................................................17

13.  GOVERNING LAW..........................................................................18

14.  ARBITRATION............................................................................18

15.  SEPARABILITY...........................................................................18

16.  ENTIRE AGREEMENT.......................................................................18

17.  NOTICES................................................................................18

18.  RECORDATION............................................................................19

19.  ASSIGNMENT.............................................................................19

20.  EXECUTION IN COUNTERPARTS..............................................................19

                       AMENDED AND RESTATED COLLABORATIVE
                         RESEARCH AND LICENSE AGREEMENT


        THIS AMENDED AND RESTATED COLLABORATIVE RESEARCH AND LICENSE AGREEMENT (hereinafter the "AGREEMENT"), made as of the 29th day of February, 2000, between SmithKline Beecham p.l.c., a company organized under English law and having its registered office at New Horizons Court, Brentford, Middlesex TW8 9EP, England (hereinafter "SB") and IDEC Pharmaceuticals Corporation, a company organized under the laws of the State of Delaware and having its principal executive offices at 3020 Callan Road, San Diego, California 92121 (hereinafter "IDEC").


                                WITNESSETH THAT:

        WHEREAS, SB AND IDEC entered into a Collaborative Research and License AGREEMENT dated October 12, 1992 as amended by: (i) an extension of Negotiation Period executed January 15, 1993 by SB; (ii) an Amendment Agreement dated January 20, 1993; (iii) an Amendment Agreement to the January 20, 1993 Amendment Agreement dated January 27, 1993; (iv) an Amendment Agreement to the January 20, 1993 Amendment Agreement dated June 14, 1993; (v) a letter dated August 9, 1993;
(vi) an Amendment Agreement dated May 26, 1994; and (vii) an Amendment Agreement dated February 1, 2000 (the "February 2000 Amendment")(collectively, the "Original Agreement");

        WHEREAS, pursuant to the Original Agreement, IDEC granted SB worldwide licenses under certain patents, patent applications and know-how relating to products directed against the CD4+ cell function and the use of such products for the palliation, treatment and/or prophylaxis of disease states which are caused or exacerbated by cells expressing the CD4+ determinant;

        WHEREAS, pursuant to the February 2000 Amendment, the parties have terminated (i) their collaboration for the development and commercialization of products and (ii) all licenses granted to SB under the Original Agreement with full reversion to IDEC of all IDEC's interest and rights in patent rights and know-how subject to such licenses;

        WHEREAS, also pursuant to the February 2000 Amendment, SB granted to IDEC worldwide licenses under any and all patents, patent applications and know-how owned or controlled by SB covering the making, use, importation, offer or sale of COMPOUND (as defined in the Original Agreement) other than patents, patent applications and know-how related to SB proprietary manufacturing or formulation information, and SB further agreed to provide certain limited technical assistance to IDEC in connection therewith;

        WHEREAS, SB and IDEC desire to restate their respective rights and obligations as currently set forth in the Original Agreement, as amended, and to replace the Original Agreement with this AGREEMENT;

        NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, and otherwise to be bound by proper and reasonable conduct, the parties agree as follows:

1.      DEFINITIONS

        1.1 "AFFILIATES" shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this AGREEMENT to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a party to this AGREEMENT.

        1.2 "AT IDEC's EXPENSE" shall mean that IDEC shall pay all reasonable FTE COSTS, materials, supplies and out-of-pocket expenses incurred by SB, its agents, contractors and consultants, in executing SB's obligations to IDEC under this AGREEMENT, including all costs and expenses incurred by SB for stability testing and regulatory activities commenced by SB under Section 3 after February 2, 2000.

        1.3 "CLENOLIXIMAB" shall mean the form of COMPOUND developed by SB and IDEC pursuant to the Original Agreement.

        1.4 "COMMERCIAL SALE" shall mean the first sale of COMPOUND to a THIRD PARTY purchaser in an IDEC COUNTRY after receipt of all regulatory approvals necessary to sell COMPOUND. Such approval in Europe shall include any requisite pricing and reimbursement approvals in conjunction with the Marketing Authorization Application for COMPOUND in at least one (1) MAJOR EUROPEAN COUNTRY.

        1.5 "COMPOUND" shall mean any composition of matter, the intellectual property rights to which are owned in whole or in part by IDEC or licensed to IDEC under Section 2, which is directed against the CD4+ determinant, such as, but not limited to, the human/Old World monkey chimeric antibodies known as CE9.1 and G4PE50 (CLENOLIXIMAB), which selectively binds to and/or regulates the functions of CD4+ cells and/or the immune system.

        1.6 "DEVELOPMENT" shall mean preclinical and clinical research on a COMPOUND conducted primarily with the intent, and for the purpose, of generating data for submission to a regulatory authority in any of the GEOGRAPHIES in support of an application for governmental approval required for commercializing COMPOUND for any indication.

        1.7 "EFFECTIVE DATE" shall mean the date as of which this AGREEMENT is effective and shall be the date of this AGREEMENT first written above.

        1.8 "EUROPE" shall mean all countries that are Member States of the European Union as of the EFFECTIVE DATE.

        1.9 "FDA" shall mean the United States Food and Drug Administration.

        1.10 "FTE COSTS" shall apply to either (i) an SB employee who is a full-time equivalent professional employee of SB, other than a clerical, administrative assistant, or secretarial employee or (ii) an SB employee who does not fit within the scope of Section 1.10(i). SB employees within the scope of Section 1.10(i) shall be chargeable to IDEC at an hourly rate based on an FTE rate of *_________________ * per annum. SB employees within the scope of Section 1.10(ii) shall be chargeable to IDEC at an hourly rate based on an FTE rate of *___________________* per annum.

        1.11 "GEOGRAPHY(IES)" shall mean, depending on context, the U.S.A., EUROPE, and/or the R.O.W.

        1.12 "IND" shall mean an Investigational New Drug Application filed with the FDA.

        1.13 "IDEC" shall mean IDEC Pharmaceuticals Corporation, its AFFILIATES, successors and permitted assigns.

        1.14 "IDEC COUNTRY(IES)" shall mean those countries of the world for which SB has no rights to develop and commercialize COMPOUND pursuant to Sections 4.3 and 4.4 of this AGREEMENT.

        1.15 "IDEC NET SALES" shall mean the gross receipts from sales of COMPOUND in the IDEC COUNTRY(IES) by IDEC, its AFFILIATES and its licensees to THIRD PARTIES, less deductions for: (i) transportation charges, including insurance; (ii) sales and excise taxes and duties paid or allowed by a selling party and any other governmental charges imposed upon the production, importation, use or sale of such COMPOUND; (iii) normal and customary trade, quantity and cash discounts allowed and actually taken; and (iv) allowances or credits to customers on account of rejection or return of COMPOUND, subject to the royalty provisions under this AGREEMENT. Sales between or among IDEC and its AFFILIATES and its or their sublicensees shall be excluded from the computation of IDEC NET SALES except where such AFFILIATES or sublicensees are end users, but IDEC NET SALES shall include the subsequent final sales to THIRD PARTIES by such AFFILIATES or sublicensees.

        1.16 "MAJOR EUROPEAN COUNTRY(IES)" shall mean the United Kingdom, France, Germany, Italy or Spain.

        1.17 "NDA" shall mean a New Drug Application in accordance with the requirements of the FDA.

        1.18 "OPT IN" shall mean SB's exclusive, nontransferable (other than as provided in Section 19) option to negotiate, for a period of *_____________* right with IDEC to co-develop and co-commercialize COMPOUND with IDEC in the *_________________,* as provided in Sections 4.2 and 4.3.

        1.19 "R.O.W." shall mean all the countries of the world except for the U.S.A. and EUROPE.

        1.20 "SB" shall mean SmithKline Beecham p.l.c., its AFFILIATES, successors and permitted assigns.


*_______* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Secretary of Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

        1.21 "SB KNOW-HOW" shall mean all information and know-how which relates to COMPOUND and shall include, without limitation, all chemical, pharmacological, toxicological, clinical, and assay information, and any other information relating to COMPOUND and useful or required for the DEVELOPMENT and commercialization of COMPOUND for any indication, which is known by SB as of the EFFECTIVE DATE, to the extent that SB is free to disclose such as provided by this AGREEMENT. "SB KNOW-HOW" shall not include *_______*

        1.22 "SB PATENTS" shall mean all patents and patent applications which are owned by SB, or which SB otherwise has the right to grant licenses as of the EFFECTIVE DATE, which generically or specifically claim COMPOUND, a process for manufacturing COMPOUND, an intermediate used in such process, a method to formulate or deliver COMPOUND or a use of COMPOUND. Included within the definition of SB PATENTS are any continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof. The current list of patent applications and patents encompassed within SB PATENTS, if any, is set forth in APPENDIX A attached hereto and incorporated herein.

        1.23 "STUDY *_________*" shall mean the clinical study whose protocol is described in Exhibit I to this AGREEMENT, attached hereto and incorporated herein.

        1.24 "THIRD PARTY(IES)" shall mean any party other than SB, IDEC or their respective AFFILIATES.

        1.25 "THIRD PARTY KNOW-HOW" shall mean all information and know-how which relates to COMPOUND and shall include, without limitation, all chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data and any other information and shall include, without limitation, all chemical, pharmacological, clinical, assay, control and manufacturing data and any other information and reagents relating to COMPOUND and useful or required for the DEVELOPMENT and commercialization of COMPOUND for any indication owned by a THIRD PARTY which is controlled by SB or which SB otherwise has the right to disclose or grant licenses as of the EFFECTIVE DATE.

        1.26 "THIRD PARTY PATENTS" shall mean all patents and patent applications which are owned by a THIRD PARTY but controlled by SB or which SB otherwise has the right to grant licenses as of the EFFECTIVE DATE, which generically or specifically claim COMPOUND. Included within the definition of THIRD PARTY PATENTS are any continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof. The current list of patent applications and patents encompassed within THIRD PARTY PATENTS (if any) is set forth in APPENDIX A attached hereto and incorporated herein.

        1.27 "U.S.A." shall mean the United States of America, and its territories and possessions.


*_______* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Secretary of Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

2.      LICENSE GRANT

        2.1 SB hereby grants to IDEC an exclusive license, with the right to grant sublicenses under SB PATENTS and SB KNOW-HOW to make, have made, use, import, offer for sale, and sell COMPOUND in any country or territory of the world; provided that such license shall not extend to the *_____________________________________,* except as otherwise provided in this
AGREEMENT and subject to SB's obligations to *______________________* as provided in this AGREEMENT. It is agreed and understood that SB retains its interests and rights in such SB PATENTS and SB KNOW-HOW for all other purposes, including, without limitation, the right to grant similar licenses under such SB PATENTS and SB KNOW-HOW to THIRD PARTIES, but only to the extent that such SB PATENTS and SB KNOW-HOW cover the making, use, import, offer of sale, or sale of anything other than COMPOUND in any country of the world.

        2.2 SB hereby grants to IDEC an exclusive license, with the right to grant sublicenses under THIRD PARTY PATENTS and THIRD PARTY KNOW-HOW to make, have made, use, import, offer for sale, and sell COMPOUND in any country or territory in the world; provided that such license shall not extend to the use of *__________________________,* except as otherwise provided in this AGREEMENT. It is agreed and understood that SB retains its interests and rights in such THIRD PARTY PATENTS and THIRD PARTY KNOW-HOW for all other purposes, including, without limitation, the right to grant similar licenses under such THIRD PARTY PATENTS and THIRD PARTY KNOW-HOW to THIRD PARTIES, but only to the extent that such THIRD PARTY PATENTS and THIRD PARTY KNOW-HOW cover the making, use, import, offer of sale, or sale of anything other than COMPOUND in any country of the world. SB shall not take any action to terminate any licenses under THIRD PARTY PATENTS and THIRD PARTY KNOW-HOW without IDEC's prior written consent.

        2.3 Upon IDEC's request and for no additional consideration to SB, SB shall grant IDEC a sublicense for the making, importing, use and/or sale of COMPOUND in any country or territory in the world under SB's non-exclusive license rights to make, have made, use, import, offer for sale or sell COMPOUND as provided *_____________________________* In addition, within five (5) days after *_______________________*

3.      SUPPLY OF COMPOUND AND RELATED KNOW-HOW AND STUDIES

        3.1 If not already done, SB will:

            (a) transfer those components of SB's current IND related to the manufacture of CLENOLIXIMAB as soon as practicable after the EFFECTIVE DATE to a Drug Master File ("DMF"), AT IDEC's EXPENSE;

            (b) provide IDEC with the right to cross-reference the DMF; provided, however, IDEC may not access such DMF;

            (c) make available to IDEC, upon request and within a reasonable time period, a list of pre-clinical and clinical reports not related to COMPOUND manufacture, but including any pre-clinical and clinical comparability reports, that have been or will be submitted to SB's IND for CLENOLIXIMAB. Within thirty
(30) days after receipt of such list, IDEC will


*_______* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Secretary of Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

identify to SB, in writing, those reports which they require from SB to submit to IDEC's IND for COMPOUND. AT IDEC's EXPENSE, SB will provide IDEC a copy of the indicated reports. Such reports will be provided to IDEC in electronic form to the extent available; otherwise they will be provided to IDEC in written form. In the event that SB closes its IND for CLENOLIXIMAB, SB will give IDEC prior notification thereof.

        3.2 At IDEC's request, SB will provide IDEC with a copy of any existing clinical databases related to COMPOUND that IDEC reasonably requires to support its NDA for COMPOUND, AT IDEC's EXPENSE. Such databases will be provided to IDEC in electronic form to the extent available, otherwise they will be provided to IDEC in written form. Such delivery will take place as soon as practicable.

        3.3 The following shall be applicable to SB's obligation to supply CLENOLIXIMAB and reagents to IDEC or its designate under this AGREEMENT:

            (a) If not already done, before *__________,* SB will initiate stability testing on existing batches of CLENOLIXIMAB to obtain approximately *________* vials of CLENOLIXIMAB *____________________* At such time as when the testing has been completed and *__________________________,* SB shall ship the vials to IDEC or its designate, and the vials shall become the property of IDEC as soon as such supplies are in the charge of IDEC's designated carrier. IDEC shall bear all of SB's costs related to the storage and stability testing of such supplies *________________*

            (b) For each product lot shipped to IDEC, SB will provide IDEC with the following:

                (i) Batch Documentation for each product lot;

                (ii) Certificates of Analysis for each product lot;

                (iii) Certificate of Compliance for each product lot; and

                (iv) Stability reports for each product lot.

            Each Certificate of Compliance will read: "SB certifies that the referenced product lot was produced in compliance to applicable cGMPs with respect to its materials, processes, procedures and analyses. The method of manufacture and quality assurance/quality control of the drug substance and drug product are consistent with that described in the filed DMF. SB certifies that the reference product lot is not adulterated within the meaning of the Federal Food, Drug, and Cosmetic Act. SB further certifies that the referenced product lot is safe, potent and pure from a manufacturing perspective."

            (c) SB warrants and represents that all such supplies of CLENOLIXIMAB meet specifications as set forth in Section 3.3(b), and have been kept under GMP and will continue to be kept under GMP by SB until such supplies are in the charge of IDEC's designated carrier. IDEC shall select the carrier for shipping of all such supplies and IDEC shall bear all costs associated with the shipping of such supplies to IDEC. SB warrants and represents that stability work will be conducted on such existing supplies of CLENOLIXIMAB in accordance with FDA regulations.


*_______* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Secretary of Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

            (d) At the same time that SB is shipping the supplies outlined in
Section 3.3(a), SB shall ship, at IDEC'S EXPENSE, the reagents/standards and test procedures necessary to enable IDEC to carry out further stability testing on such supplies and to perform the identity test after labeling.

            (e) SB's DMF will cover manufacture of bulk drug substance as well as unlabeled product lots shipped to IDEC.

        3.4 IDEC acknowledges that, due to the period of time which has elapsed since SB conducted clinical trials with COMPOUND and last manufactured COMPOUND, the knowledge of SB with respect to preclinical and clinical information, clinical trial databases/programming information, and manufacturing process information, and all other information or data related to COMPOUND is not current and, in some cases, key personnel have either left SB or moved to different roles within SB and may not be available. IDEC further acknowledges that all COMPOUND, information and assistance provided to IDEC under this AGREEMENT *_______________________________________* Subject to the foregoing, SB will attempt to provide a reasonable response to IDEC's reasonable inquires related to the information transferred to IDEC pursuant to this AGREEMENT within a reasonable time frame, and shall attempt to respond to FDA directly for chemistry, manufacturing and controls ("CMC") questions, if any, asked by the FDA, AT IDEC's EXPENSE, but only to the extent that SB has the available resources and expertise to do so. SB shall be under no obligation to provide substantive resources or maintain appropriate expertise for this effort or to assist IDEC in the development of COMPOUND in any way. Notwithstanding the foregoing, SB shall perform its obligations under this Section 3 with the same effort that it would apply to its own compound with similar regulatory requirements and market potential.

        3.5 SB will have no obligation to provide IDEC with *________________*

        3.6 *____________________________*

        3.7 SB disclaims any and all implied warranties that COMPOUND provided to IDEC under this AGREEMENT has been tested or will meet applicable specifications except as otherwise expressly stated in this AGREEMENT. SB disclaims any and all implied warranties that the information SB provided to IDEC under this AGREEMENT is necessary or appropriate for FDA or other regulatory or governmental agency review of COMPOUND except as otherwise expressly stated in this AGREEMENT. Finally, with respect to COMPOUND, information, and assistance provided to IDEC under this AGREEMENT, SB disclaims any warranties or representations, either express or implied, whether in fact or in law, including without limitation implied warranties of merchantability or fitness for a particular purpose or noninfringement, except as otherwise expressly stated in this AGREEMENT.

        3.8 In consideration of execution of this AGREEMENT and the payment by SB to IDEC of the amount of *_______________________* by March 3, 2000, SB's obligations under Paragraph 13.01 of the Original Agreement shall be deemed fulfilled.

4.      DEVELOPMENT AND COMMERCIALIZATION RIGHTS

        4.1 Subject to Section 4.2, IDEC will have full scientific and management authority and control in connection with the DEVELOPMENT of COMPOUND under IDEC's IND;


*_______* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Secretary of Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

provided that it is understood that IDEC's initial efforts at such continued DEVELOPMENT shall be directed *___________________________* IDEC shall also have full responsibility for the attainment and maintenance of regulatory approvals and price registrations for COMPOUND in all GEOGRAPHIES in the world.

        Notwithstanding the foregoing, the parties acknowledge that IDEC shall have no obligation to continue DEVELOPMENT of COMPOUND. Subject to this Section and Section 4.2, IDEC shall have the sole authority and control over DEVELOPMENT and commercialization of COMPOUND in whatever form, including without limitation, preclinical and clinical research, submissions of applications to regulatory authorities in pursuit of approvals in a country for making, importing, distributing and selling a product and the development and implementation of marketing plans for COMPOUND.

        4.2 At such time as *___________________________* SB shall have the OPT
IN and shall notify IDEC of its intent to exercise the OPT IN in writing no later than thirty (30) days following SB's receipt of the headline data.

        4.3 In the event that SB exercises the OPT IN, SB will have the exclusive right to negotiate (for a period of *________________* following
SB's notice to IDEC of its exercise of the OPT IN) a mutually acceptable agreement with IDEC related to such co-development/co-commercialization of COMPOUND (a "Co-Development/Co-Commercialization Agreement") in the elected GEOGRAPHIES. The Co-Development/Co-Commercialization Agreement may provide that for each GEOGRAPHY, *_____________________* Notwithstanding the foregoing, SB will have no obligation to exercise the OPT IN *_______________*

        4.4 In the event that SB exercises the OPT IN for *_________________,* but SB and IDEC are unable to reach mutually acceptable terms during the *___________* period for the elected GEOGRAPHY(IES), *)________________*

        4.5    *_____________________*

5.      ROYALTIES

        5.1 In consideration of the license grant to IDEC under Section 2, IDEC shall pay SB the following royalties:

            (a) if commercial supply of COMPOUND utilizes SB's proprietary cell line expressing COMPOUND, then in consideration for such use of the cell line together with SB's provision of the information, supplies and assistance to IDEC under Section 3 of this AGREEMENT, IDEC shall pay SB the following royalties:

                (i) *____________* of annual IDEC NET SALES up to and including
*___________________*

                (ii) *___________* of annual IDEC NET SALES greater than
*_____________________*


*_______* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Secretary of Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

            (b) if commercial supply of COMPOUND does not utilize SB's proprietary cell line expressing COMPOUND, then IDEC shall pay SB
*_______________* of annual IDEC NET SALES.

        5.2 IDEC's royalty obligations for COMPOUND under Section 5.1 shall commence in each IDEC COUNTRY upon the COMMERCIAL SALE of COMPOUND in such country and shall expire: (a) in the U.S.A., *__________________ * (b) in EUROPE, upon the expiration of *__________________* and (c) in the R.O.W., upon the expiration of *_______________ * Expiration of IDEC's royalty obligations and payment obligations related to COMPOUND under this provision shall not preclude IDEC from continuing to market COMPOUND and to use SB PATENTS, SB KNOW-HOW, THIRD PARTY PATENTS, THIRD PARTY KNOW-HOW and other sublicensed rights in the relevant GEOGRAPHY without further royalty payments or any other payments to SB.

6.      TERM, TERMINATION AND RIGHTS ON TERMINATION

        6.1 Unless otherwise terminated, this AGREEMENT shall expire *___________________* Expiration of this AGREEMENT under this provision shall not preclude IDEC from continuing to market any COMPOUND and to use SB PATENTS, SB KNOW-HOW, THIRD PARTY PATENTS and THIRD PARTY KNOW-HOW and other sublicensed rights anywhere in the world without further royalty payments.

        6.2 If SB materially fails or neglects to perform its respective obligations set forth in this AGREEMENT and if such default is not corrected within sixty (60) days after receiving written notice from IDEC with respect to such default, IDEC shall have the right to terminate SB's rights under Sections 4 and 5 by giving written notice to SB. If IDEC materially fails or neglects to perform its respective obligations set forth in this AGREEMENT and if such default is not corrected within sixty (60) days after receiving written notice from SB with respect to such default, SB shall have the right to terminate IDEC's rights under Sections 2 and 3 by giving written notice to IDEC.

        6.3 Either party may terminate this AGREEMENT if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written AGREEMENT of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors. Notwithstanding the bankruptcy of SB, IDEC shall be entitled to retain the licenses granted herein, and subject to performance by IDEC of its preexisting obligations under this AGREEMENT.

        6.4 Termination of this AGREEMENT shall terminate all outstanding obligations and rights between the parties arising from this AGREEMENT, except those described in Sections 2, 5, 7, 8, 9, 10, 11, 13, 14, 15, 16, 17, 18 and 19
and any existing rights of one party against the other party for a breach by that party.


*_______* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Secretary of Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

        6.5 All rights to terminate, and rights upon termination, provided for either party in this AGREEMENT are in addition to other remedies in law or equity which may be available to either party.

7.      EXCHANGE OF INFORMATION AND CONFIDENTIALITY

        7.1 During the term of this AGREEMENT, SB shall promptly disclose to IDEC and/or supply IDEC with SB KNOW-HOW and THIRD PARTY KNOW-HOW which SB owns or controls as of the EFFECTIVE DATE; provided SB shall not be under any obligation to disclose any SB proprietary manufacturing or formulation information for the making, use or sale of COMPOUND except as otherwise provided in this AGREEMENT.

        7.2 Neither party, during the term of this AGREEMENT and for a period of five (5) years after the date of termination of this AGREEMENT, shall disclose or reveal to THIRD PARTIES any confidential information received from the other party or otherwise developed by either party in the performance of activities in furtherance of this AGREEMENT or the Original Agreement which relates substantially to a COMPOUND. This confidentiality obligation shall not apply to such information which is or becomes a matter of public knowledge, or came or comes into the possession of the receiving party independently of this AGREEMENT, or is disclosed to the receiving party by a THIRD PARTY having the right to do so, or is subsequently and independently developed by employees of the receiving party or AFFILIATES thereof who had no knowledge of the confidential information disclosed. The parties shall take reasonable measures to ensure that no unauthorized use or disclosure is made by others to whom access to such information is granted. Notwithstanding the foregoing, IDEC shall be entitled to use, reveal and disclose with and to THIRD PARTIES any confidential information received from SB which relates to a COMPOUND whether received pursuant to the AGREEMENT or the Original Agreement without first obtaining the written consent of SB.

        7.3 No public announcement or other disclosure to THIRD PARTIES concerning the existence of or terms of this AGREEMENT shall be made, either directly or indirectly, by either party to this AGREEMENT, except as may be legally required or as may be required for recording purposes, without first obtaining the written approval of the other party and AGREEMENT upon the nature and text of such announcement or disclosure; provided that such approval shall not be unreasonably withheld. The party desiring to make any such public announcement or other disclosure shall use reasonable efforts to inform the other party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall use reasonable efforts to provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure.

        7.4 Nothing in this AGREEMENT shall be construed as preventing or in any way inhibiting IDEC or SB from complying with statutory and regulatory requirements governing the manufacture, use and sale or other distribution of COMPOUND in any country in the world in any manner it reasonably deems appropriate, including, for example, by disclosing to regulatory authorities confidential or other information received from the other or THIRD PARTIES.

8.      PATENT PROSECUTION

        8.1 SB shall disclose to IDEC the complete texts of all SB PATENTS and THIRD PARTY PATENTS (if any) filed by SB prior to the EFFECTIVE DATE which relate to

COMPOUND as well as all information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving such patents anywhere in the world.

        8.2 SB shall prepare, file, prosecute, maintain, extend and defend patent applications and issued patents included in the licenses granted pursuant to Section 2 so as to protect the commercial interests of the parties in COMPOUND in the U.S., Europe and such other countries where patent applications and issued patents exist as of the EFFECTIVE DATE. SB shall not abandon any such patent applications in any country without IDEC's written consent. SB shall promptly advise IDEC of the grant, lapse, revocation, surrender, invalidation, or abandonment of any patents subject to Section 2 anywhere in the world. Notwithstanding the foregoing, IDEC shall have the right to assume responsibility for the preparation, filing, prosecution, maintenance and defense of any a patent or patent application or any part thereof in any country for which SB has the right to prosecute and maintain; provided that the claims of such patents covers COMPOUND. IDEC acknowledges that all right, title and interest in and to the SB PATENTS in and to the SB PATENTS are and shall remain in SB, subject to the express license rights granted to IDEC under Section 2 of this AGREEMENT.

9.      PATENT LITIGATION

        9.1 In the event of the institution of any suit by a THIRD PARTY against IDEC, SB and/or its sublicensees for patent infringement involving an SB PATENT or THIRD PARTY PATENT subject to Section 2 anywhere in the world, the party sued shall promptly notify the other party in writing. IDEC shall have the right but not the obligation to defend such suit at its own expense. IDEC and SB shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.

        9.2 In the event that IDEC or SB becomes aware of actual or threatened infringement of an SB PATENT or THIRD PARTY PATENT subject to Section 2 anywhere in the world, that party shall promptly notify the other party in writing. IDEC shall have the first right but not the obligation to bring, at its own expense, an infringement action or file any other appropriate action or claim directly related to infringement of a patent or patent application subject to Section 2 wherein such infringement relates to COMPOUND, against any THIRD PARTY and to use SB's name in connection therewith. If IDEC does not commence a particular infringement action within ninety (90) days after it received such written notice, SB, after notifying IDEC in writing, shall be entitled to bring such infringement action or any other appropriate action or claim at its own expense. The party conducting such action shall have full control over its conduct. In any event, IDEC and SB shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.

        9.3 IDEC and SB shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any party. Any excess amount shall be shared between SB and IDEC, with each party receiving an amount proportional to the amount spent by such party on such litigation or settlement thereof relative to the total amount spent by both parties on such litigation or settlement thereof.

        9.4 The parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning COMPOUND.

        9.5 SB shall authorize IDEC to act as SB's agent for the purpose of making any application for any extensions of the term of SB PATENTS or THIRD PARTY PATENTS of which SB is entitled to act as such an agent in any country in the world in which such extensions are or become available, and shall provide reasonable assistance therefor to IDEC, AT IDEC'S EXPENSE.

10.     STATEMENTS AND REMITTANCES; AUDIT

        10.1 IDEC shall pay all invoices received from SB within thirty (30) days of receipt of such invoices.

        10.2 IDEC shall keep and require its AFFILIATES and sublicensees to keep complete and accurate records of IDEC NET SALES. SB shall have the right, at SB's expense, through a certified public accountant or like person reasonably acceptable to IDEC, to examine such records during regular business hours during the term of this AGREEMENT and for six (6) months after the later of its termination or the last COMMERCIAL SALE of COMPOUND; provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding two (2) years; and provided further that such accountant shall report to SB only as to the accuracy of the IDEC NET SALES calculations, royalty statements and payments by IDEC to SB under this AGREEMENT.

        10.3 Within sixty (60) days after the close of each calendar quarter commencing with the first calendar quarter in which the COMMERCIAL SALE of a COMPOUND occurs, IDEC shall deliver to SB a true accounting of IDEC NET SALES of COMPOUND during such quarter and shall at the same time pay all royalties due to SB under Section 5.1. Such accounting shall show IDEC NET SALES on a country-by-country and COMPOUND-by-COMPOUND basis. Any tax paid or required to be withheld by IDEC on account of royalties payable to SB under this AGREEMENT shall be deducted from the amount of royalties otherwise due. IDEC shall secure and send to SB written proof of any such taxes withheld and paid by IDEC or its sublicensees for the benefit of SB in a form sufficient to satisfy the United States Internal Revenue Service.

        10.4 All royalties due under this AGREEMENT shall be payable in U.S. dollars. If governmental regulations in a country prevent remittances from IDEC to SB in U.S. dollars with respect to IDEC NET SALES made in that country, SB shall receive such royalty payment for IDEC NET SALES in that country in local currency.

        10.5 Monetary conversions from the currency of a foreign country, in which COMPOUND is sold, into United States currency shall be made at the average daily rates of exchange for the year from January 1 to the end of such calendar quarter, from such country's currency into U.S. Dollars as reported in the Wall Street Journal or other source agreeable to both parties, and shall be converted at such average year-to-date rate at the end of such quarter.

11.     WARRANTIES, REPRESENTATIONS, INSURANCE AND INDEMNIFICATIONS

        11.1 As of the EFFECTIVE DATE, SB warrants that, to the best of its belief and knowledge, it owns the entire right and title to the extent of its ownership interests in SB PATENTS and SB KNOW-HOW, or has the right to grant the licenses outlined in Section 2.

        11.2 SB represents and warrants to IDEC that it has disclosed to IDEC:

            (a) any information that SB obtained or develops in any country of the world regarding the utility or safety of COMPOUND (including CLENOLIXIMAB) and any confirmed information of serious or unexpected reactions or side effects related to the utilization or medical administration of COMPOUND. "Serious" as used in this Section refers to experience which results in death, permanent or substantial disability, in-patient hospitalization, prolongation of existing in-patient hospitalization; or is a congenital anomaly, cancer, the result of an overdose or life threatening. "Unexpected" as used in this Section refers to (i) conditions or developments encountered during preclinical or clinical studies which could be material to the successful continuance of development of COMPOUND; (ii) conditions or developments not encountered during clinical studies of COMPOUND, and (iii) conditions or developments occurring with greater frequency, severity, or specificity than shown by information previously submitted to governmental agencies or encountered during clinical studies of COMPOUND.

            (b) any information it has received regarding any threatened or pending action by any regulatory agency in any country of the world which may affect the safety or efficacy claims of COMPOUND or the continued marketing of COMPOUND.

        11.3 Prior to or upon the first administration of COMPOUND to a human by or on behalf of IDEC, and for a period of five (5) years after the expiration of this AGREEMENT or its earlier termination, IDEC shall obtain and/or maintain, respectively, at its sole cost and expense, product liability insurance in amounts, respectively, which are reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities. *___________________________* Such product liability insurance shall insure against all liability, including liability for personal injury, physical injury and property damage. IDEC shall provide written proof of the existence of such insurance to SB.

        11.4 IDEC shall indemnify and hold harmless SB, its officers, directors, shareholders, employees, successors and assigns from any loss, damage, or liability (including reasonable attorneys' fees) resulting from any claim, complaint, suit, proceeding or cause of action against any of them alleging physical or other injury, including death, brought by or on behalf of a THIRD PARTY due to physical injury or death arising out of the administration, utilization and/or ingestion of COMPOUND manufactured, sold or otherwise provided to the THIRD PARTY by IDEC (or its permitted sublicensee), except to the extent such damages, claims, costs, losses, liabilities or expenses are directly and proximately caused by SB's negligent or wrongful actions and provided:

            (a) IDEC shall not be obligated under this Section 11.5 if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such action, that the injury was the result of the negligence or willful misconduct of any employee or agent of SB;

            (b) IDEC shall have no obligation under this Section 11.5 unless SB
(i) gives IDEC prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified under this AGREEMENT; (ii) IDEC is granted full authority and control over the defense, including settlement, against such claim or lawsuit or other action; and (iii) SB cooperates fully with IDEC and its agents in defense of the claims or lawsuit or other action; and

            (c) The parties shall have an equal right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action referred to in this Section utilizing attorneys of its choice; provided, however, that IDEC shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action, including any settlement


*_______* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Secretary of Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

or other disposition thereof, for which either SB or IDEC seek indemnification under this Section.

        11.5 IDEC shall defend, indemnify and hold harmless SB and its officers, directors, shareholders, employees, successors and assigns from and against any and all damages, claims, costs, losses, liabilities or expenses (including reasonable attorneys' fees) arising out of, or resulting from or in connection with IDEC's activities under this AGREEMENT or the Original Agreement except such damages, claims, costs, losses, liabilities or expenses which are directly and proximately caused by SB's negligent or wrongful actions. SB shall have the right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action referred to in this Section utilizing attorneys of its choice; provided, however, that IDEC shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action, including any settlement or other disposition thereof, for which SB seeks indemnification under this Section.

        11.6 SB shall defend, indemnify and hold harmless IDEC and its officers, directors, shareholders, employees, successors and assigns from and against any and all damages, claims, costs, losses liabilities or expenses (including reasonable attorneys' fees) arising out of, or resulting from or in connection with SB's activities under this AGREEMENT or the Original Agreement, except such damages, claims, costs, losses, liabilities or expenses which are directly and proximately caused by IDEC's negligent or wrongful actions. IDEC shall have the right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action referred to in this Section utilizing attorneys of its choice; provided, however, that SB shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action, including any settlement or other disposition thereof, for which IDEC seeks indemnification under this Section.

12.     FORCE MAJEURE

        12.1 If the performance of any part of this AGREEMENT by either party, or of any obligation under this AGREEMENT, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay; provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this AGREEMENT may be required in order to arrive at an equitable solution.

13.     GOVERNING LAW

        13.1 This AGREEMENT shall be deemed to have been made in the state of California and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the state of California, U.S.A.

14.     ARBITRATION

        14.1 Any dispute, controversy or claim (except as to any issue relating to intellectual property owned in whole or in part by SB) arising out of or relating to this AGREEMENT, or the, breach, termination, or invalidity thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as modified by this
Section 14. The number of arbitrators shall be three (3). The arbitration decision shall be binding and not be appealable to any court in any jurisdiction. The prevailing party may enter such decision in any court having competent jurisdiction. The arbitration proceeding shall be conducted in the English language in San Diego, California, unless the parties agree in writing to conduct the arbitration in another location.

15.     SEPARABILITY

        15.1 In the event any portion of this AGREEMENT shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

        15.2 If any of the terms or provisions of this AGREEMENT are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

        15.3 In the event that the terms and conditions of this AGREEMENT are materially altered as a result of Sections 15.1 or 15.2, the parties will renegotiate the terms and conditions of this AGREEMENT to resolve any inequities.

16.     ENTIRE AGREEMENT

        16.1 This AGREEMENT, entered into as of the EFFECTIVE DATE, constitutes the entire AGREEMENT between the parties relating to the subject matter hereof and supersedes all previous writings and understandings. No terms or provisions of this AGREEMENT shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this AGREEMENT by written instruments specifically referring to and executed in the same manner as this AGREEMENT.

17.     NOTICES

        17.1 Any notice required or permitted under this AGREEMENT shall be sent by certified mail or overnight courier service, postage pre-paid to the following addresses of the parties:

               IDEC PHARMACEUTICALS CORPORATION
               3020 Callan Road
               San Diego, California 92121 U.S.A.
               Attention: Corporate Secretary


               SMITHKLINE BEECHAM p.l.c.
               New Horizons Court
               Brentford, Middlesex TW8 9EP, England
               Attention: Senior Vice President, Worldwide Business Development

               Copy to:

               SMITHKLINE BEECHAM CORPORATION
               Corporate Legal Department
               One Franklin Plaza
               200 North 16th Street
               FP 2225
               Philadelphia, PA  19102
               Attention:  General Counsel - U.S.


        17.2 Any notice required or permitted to be given concerning this AGREEMENT be effective upon receipt by the party to whom it is addressed.

18.     RECORDATION

        18.1 IDEC shall have the right, at any time during the term of this AGREEMENT, to record, register, or otherwise notify this AGREEMENT in any patent office or other appropriate facility anywhere in the world, and SB shall provide reasonable assistance to IDEC in effecting such recording.

19.     ASSIGNMENT

        19.1 This AGREEMENT and the licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties. Neither this AGREEMENT nor any interest hereunder shall be assignable by either party without the written consent of the other; provided, however, that either party may assign this AGREEMENT or any patent owned by it to any AFFILIATE or to any corporation with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this AGREEMENT relates, without obtaining the consent of the other party.

20.     EXECUTION IN COUNTERPARTS

        20.1 This AGREEMENT may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this AGREEMENT as of the date first written above.


SMITHKLINE BEECHAM P.L.C.



By:_________________________________
Name:_______________________________
Title:______________________________


IDEC PHARMACEUTICALS CORPORATION



By:_________________________________
Name:_______________________________
Title:______________________________

                   AMENDED AND RESTATED COLLABORATIVE RESEARCH
                              AND LICENSE AGREEMENT

           IDEC PHARMACEUTICALS CORPORATION--SMITHKLINE BEECHAM P.L.C.

                                   APPENDIX A

                                        *



                                        *


*_______* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Secretary of Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

                   AMENDED AND RESTATED COLLABORATIVE RESEARCH
                              AND LICENSE AGREEMENT

           IDEC PHARMACEUTICALS CORPORATION--SMITHKLINE BEECHAM P.L.C.

                                    EXHIBIT I



                                        *






                                        *

*_______* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Secretary of Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

                   AMENDED AND RESTATED COLLABORATIVE RESEARCH
                              AND LICENSE AGREEMENT

           IDEC PHARMACEUTICALS CORPORATION--SMITHKLINE BEECHAM P.L.C.

                                   EXHIBIT II

                                        *



                                        *

*_______* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Secretary of Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.